Exhibit 99.4

                  4Q 2003 EARNINGS CONFERENCE CALL
     Remarks of Eric W. Schrier, SVP and Global Editor-in-Chief,
                    and President, North America

                            July 30, 2003

Thanks Mike and good morning.

I am going to eliminate the pretense of suspense this morning by starting at the end: in Fiscal 2004, we expect the four North American divisions that I am now responsible for--U.S. Magazines, US Books & Home Entertainment, Canada, and Reiman--to collectively grow earnings in the mid-teens, and at something north of that in Fiscal 2005.

Now while each of these divisions faces its own challenges, they all share a simple set of strategies on the road to success: first, they will focus on those parts of the existing businesses that have the most leverage; second, they will invest in new initiatives that either reverse significant negative trends or offer opportunities to attract new customers and create new lines of business; third, they will align costs with realistic revenue targets so that stronger profit margins can be sustained; and fourth, they will realize significant financial benefits by simply working more effectively with each of the other divisions.

As I discuss the individual businesses in more detail, you will see examples of each of these strategies embedded in their plans. But ultimately, we are only going to be as good and go as far as the people who are designing and executing these plans take us. And on that score, you should be extremely confident. During the past 18 months, this company has hired some of the best people in the publishing industry: Russell Denson, the former CEO of Weider Publishing, as the new CEO at Reiman; Jackie Leo from Meredith and The New York Times to be the editor-in-chief of Reader's Digest magazine; Laura McEwen, fresh from engineering a dramatic turnaround at YM magazine, to be the new Publishing Director of Reader's Digest magazines; Frank Lalli from George & Time Inc. to head up our magazine development efforts; and Neil Wertheimer from Rodale as editor-in-chief of our Health & Home book programs.

These newcomers are teamed with some tremendous talent who were already doing great stuff here, such as Pierre Dion, the Managing Director in Canada; Dawn Zier, our circulation director, Keira Krausz, who heads up the Health & Home Entertainment business; and Bonnie Bachar, the North American General Manager. These leaders, and the newly energized staffers working for them, are the reason I am so bullish about our prospects, and the reason you will see such significant growth during the next few years.

So let me take you on a quick tour of the challenges and opportunities that lie in front of us, beginning with the Reader's Digest family of magazines, which include the flagship, Reader's
Digest Large Print, U.S. Selecciones, The Family Handyman, and
American Woodworker.

This is a group that in Fiscal 2003 delivered a profit margin of about 6 percent, up from earlier projections but clearly not where we want to be. Several key factors have depressed operating profits. Principal among these is that contributing profit in circulation for Reader's Digest magazine has dropped every year since 1994 as a direct result of reduced investment in subscription acquisition efforts during the early and mid 1990s and from declining sweepstakes response rates. Advertising performance has been lackluster as well and our costs remained too high for too long given the declining revenues.

We have set the stage for stabilizing circulation profitability and growing our market share in advertising by renovating and rejuvenating the content of Reader's Digest magazine during the past 27 months. Take a look--it is timelier, livelier, and more relevant with a bolder, more contemporary design. But we have executed these changes without forsaking the drama, humor, optimism, and everyday humanity that built Reader's Digest into the largest circulation magazine on earth. And it's working--we are bringing in more new subscribers and holding on to them at higher rates without losing a single point off longer-term renewal rates that are among the highest in the industry.

So why then, you might ask, are we choosing to lower the rate base to 10 million? Because that is the level at which we can guarantee a sustainable stream of new customers--good quality direct-to-publisher customers and high-paying renewers. The result: a more attractive audience to advertisers, and a more profitable circulation to us. In fact, for the first time in 10 years, in Fiscal 2004, circulation profit will not decline.

This is good news, but you will still read in the trade and consumer press, just about every time Reader's Digest magazine is covered, how the magazine's rate base has declined from 13.3 million 5 years ago down to 10 million. But what you will rarely see in those stories is one important, transformational fact: during the past 5 years, the flagship magazine strategically reduced its dependence on the once-spectacular draw of sweepstakes promotion from 100% down to 0%. Think about it. The magazine has gone from pulling in all of its new subscribers and renewals using this technique, to none of them coming in that way. And the number of new subscribers that we bring in each and every year is greater than the full circulations of more than 99% of the magazines being published in this country. More recently, the circulation department has found creative ways to lower the costs of non-sweeps customer acquisition and renewals, which is a good part of the reason that circulation profitability is now stable.

There is also tremendous leverage for Reader's Digest on the advertising side of the business, and that is why we are investing in new leadership, advertising sales support, and promotion on Madison Avenue. We can and will make more sales calls, in more categories, to more of the right people, and we will arm our sales force with stronger marketing and promotion materials.

We are also investing in franchise extensions that will either drive revenue and profits or materially improve the perception of the Reader's Digest brand. I'll give you five examples:

  - With the RD Specials newsstand program, we are delivering half a million copies each of 17 different magazines to 100,000 supermarket checkout pockets every year. We are using existing content from either Taste of Home, The Family
        Handyman, or Reader's Digest magazine and books. From a standing start last November, this program is already ranked 22nd in magazine retail dollars at Walmart (out of 700 magazines).

  - The ChangeOne diet is Reader's Digest's first and only authorized weight loss program. We will be marketing
        ChangeOne in the magazine, in trade and direct mail books, as a paid service online, and to corporations for many years to come;

  - The Reader's Digest National Word Power Challenge is a vocabulary contest that attracted more than 800,000 4th to 8th graders in its first year. The competition culminated in a national championship event in Williamsburg, Virginia, and a highly-rated television show on NBC affiliates across the country--both hosted by Al Roker. We expect this national event to introduce millions of kids and their young parents to the Reader's Digest franchise for a long, long time.

  - The fourth example revolves around the testing of two new print products for sale to the magazine's most loyal customers--RD Extra, which is a quarterly magazine on personal finance, and RD Classic, which is an annual book that will feature the best dramas and humor from Reader's Digest's storied past.

  - And last, likely television partnerships with cable channels to produce programming and incremental ad revenue under the Reader's Digest brand are just around the corner.

All the efforts described above for Reader's Digest magazine, along with similarly aggressive efforts at the Special Interest Publications, lead us to two significant conclusions for this part of the North American business: within two to three years, we expect to deliver double-digit profit margins and a return to sustainable top-line growth.

Meanwhile at U.S. Books and Home Entertainment--which includes Reading Series, Health & Home Books, and Music--we are looking hard at the longer-term prospects for each part of this portfolio. Collectively, the three businesses lost money in Fiscal 2003, although their performance was much better than it was in Fiscal 2002. And they will continue to improve. But the more critical question is, how high is up? This year, if we cannot identify a clear path to reaching and sustaining a high single-digit profit margin in Fiscal 2006, we will either sell or shut down the weaker pieces of this business. The good news is that the team has already identified the most significant impediments to growth and are testing an impressive array of potential solutions.

For Reading Series, the most important results from the tests revolve around two initiatives: to convert the non-sweeps flow of new magazine subscribers to Select Editions, our condensed book series, and to improve the response rates to Weekend Reader, a fresh formulation of the traditional series that gives the customer more choice so that ultimately it can replace the one-size-fits-all Select Editions format.

At our Health Publishing division, we have had some success with a series of books that focus on specific diseases or health concerns. These books are marketed to people who have notified us that they are receptive to information on a particular topic. And they are sold entirely without the use of sweepstakes promotions. Currently, we are conducting tests to determine the scale of this opportunity: how big, for instance, can we make the mailable universe of people with diabetes for our new book, Stopping Diabetes in Its Tracks?

The general books business in the U.S. hinges its growth on non sweepstakes promotions to a broader customer base, while music is developing lower-priced, varied packaging options for retail and
direct mail.   Last month we signed a deal with Navarre, an
industry leader in retail distribution of independent music labels and artists, to market 40 compilations per year from the Reader's Digest music vault.

Rest assured that for all of our BHE businesses, we will continue to lower costs in line with revenue projections. And we will continue to work closely with Tom Gardner and his international team to ensure that our respective businesses that depend upon one another remain aligned.

In Canada, our business is solid, with profit margins in the 15% range, and it has the potential to grow with further investment. In Fiscal 2004, for example, we are investing in the launch of a new product--Our Canada, a bimonthly, Reiman-style magazine that plays to the pride Canadians feel about the beauty and character of their country. We are also looking to our Canadian colleagues to use their in-country marketing expertise to help Reiman find ways to more than double the circulation levels of Taste of Home and Country Woman in Canada, now both at approximately 100,000 subscribers.

At Reiman, we are intent on tapping the enormous potential that we see there. Our efforts are centered on initiatives that will return the company to double-digit bottom line growth. We are focused on four objectives:

First, grow the magazine portfolio. In Fiscal 2004, we are investing $3 million to drive 400,000 more new subscribers to the Reiman magazines. We are intensifying our efforts to sell Reiman subscriptions to Reader's Digest customers and Reader's Digest subscriptions to Reiman customers. And, most importantly, we are launching a new bimonthly magazine, Backyard Living, to complement the Birds & Blooms franchise, which already has more than 2 million subscribers. This new magazine, which will launch in January, is designed to help people make the most of their front and backyards and the time they spend there--from gardening tips to easy do-it-yourself projects, to cooking and entertaining. By the way, The Family Handyman editors will be supplying about 30% of Backyard Living's content.

Backyard Living is just one of four Reiman-inspired magazines that we are planning to test across the company in the coming fiscal year, including Our Canada and two others in Brazil and the U.K. Clearly Reiman is inspiring a different kind of creativity throughout the company. Now, we don't realistically expect that every new magazine we launch will make it, but we have designed these tests and launches so that even if only one of them is successful, it will more than pay for the development costs of the ones that do not move ahead.

The second objective at Reiman is to find book products that are not so closely tied to the existing Reiman magazines. Reiman has created a very profitable line of business with book annuals that use the content of each magazine title and are sold primarily to the subscribers of that title. But there is a sizable opportunity to create books that can be successfully marketed across all Reiman titles, as well as to the Reader's Digest data base. A Contest Winner Recipe Collection and a Diabetic Cookbook are two such examples.

Number three on the list at Reiman is to drive pricing. We can and will find ways to increase the revenue we get per copy through increases in introductory and renewal pricing for the magazines. With 15 million subscriptions, even a modest increase to most of the file could add up to significant bottom-line growth.

And finally, we need to create new products and services that take advantage of the many strengths at Reiman and its new association with the other Reader's Digest divisions. For example, we have opportunities to get more out of our sold-out Cooking Schools, to expand our Cooking Expos, to expand Taste of Home's newsstand presence, and to drive advertising dollars to Reader's Digest magazine in the food category by leveraging the high demand and limited access to Reiman customers.

So, for Reiman, Fiscal 2004 is a year of investing in future growth. That will mean roughly flat to slightly up year-over-year operating profit with mid-single-digit top line growth. But the impact of the Reiman acquisition is already producing many other benefits across the corporation that don't show up on Reiman's
P&L. I mentioned the Reiman-style magazine launches around the world, the RD Specials newsstand business that would not have been possible without Taste of Home, the combination subscription offers driving circulation to Reader's Digest, and a new-found focus on creating and marketing book annuals at Reader's Digest. In addition, Reiman is testing products for sale through Books Are Fun; helping to drive broader savings in printing, paper, fulfillment, and customer service; and accelerating our migration to products sold without sweepstakes. And it's doing this all the while infusing the company with new talent and new content strengths--in food and outdoors--to augment our existing ones--in health, home, finance, and family.

So that's a current snapshot of the four North American divisions. In short, it's a promising portfolio of complementary businesses that will not only grow the bottom line significantly in the foreseeable future, but has the potential to return top line growth to this part of the company again as well.

I look forward to sharing the results of these efforts with you in the coming year.

Now we would be happy to take your questions.